Exhibit(10)(iii)(A)(24)

CINCINNATI BELL INC.

2008 – 2010 PERFORMANCE SHARE AGREEMENT

This Performance Share Agreement (the or this “Agreement”) is made between Cincinnati Bell Inc. (the “Company” and, together with all of its subsidiary corporations and organizations, the “Employer”) and                      (the “Employee”) and is effective as of January 25, 2008. By signing this Agreement, the Company and the Employee each agrees to all of the terms of this Agreement.

Performance Share Award

Under and pursuant to the Cincinnati Bell Inc. 2007 Long Term Incentive Plan (the “Plan”), the Compensation Committee of the Company’s Board of Directors (the “Committee”) hereby, on behalf of the Company and subject to the Employee signing this Agreement and thereby agreeing to all of the terms of this Agreement, agrees that, to the extent required by and in accordance with the terms of this Agreement, the Company shall distribute common shares of the Company (“Shares”) to or with respect to the Employee. As is described herein, Shares will generally be distributed to the Employee pursuant to this Agreement only if, among other things, certain performance goals are met by the Employer.

Terms Used In Agreement

The following terms are used in determining whether Shares are to be distributed to the Employee under this Agreement and, if so, the number of Shares to be distributed and shall have the meanings indicated below.

1.	“Free Cash Flow,” which is also known as “Cash Generation Target,” means, for any Performance Period, the Employer’s cash provided by the Employer’s operating activities, less (a) the Employer’s capital expenditures (as specified in the Employer’s most recent capital plan) and other investing activities which do not exceed $5 million, (b) the Company’s dividend payments and proceeds from the issuance of equity securities, and (c) the Employer’s proceeds from the sale of assets which exceed $5 million, for such Performance Period.

2.	“Free Cash Flow Goal on Cumulative Basis” means:

for the 2008 Performance Period
for the 2008-2009 Performance Period
for the 2008-2010 Performance Period

3.	“Free Cash Flow Result” means, for any Performance Period, the quotient produced by dividing (a) the actual Free Cash Flow for such Performance Period by (b) the Free Cash Flow Goal on Cumulative Basis for such Performance Period (with such quotient expressed as a percentage, to the nearest one-tenth of one percent).

4.	“Performance Period” means each period for which Shares may be distributed under this Agreement. The Performance Periods are:

a.	“2008 Performance Period,” which begins on January 1, 2008 and ends on December 31, 2008;

b.	“2008-2009 Performance Period,” which begins on January 1, 2008 and ends on December 31, 2009; and

c.	“2008-2010 Performance Period,” which begins on January 1, 2008 and ends on December 31, 2010.

5.	“Performance Share Percentage” means:

a.	for the 2008 Performance Period or the 2008-2009 Performance Period, the Performance Share Percentage that is determined for such Performance Period from the following table (based on the Free Cash Flow Result for such Performance Period):

If Free Cash Flow Result for 2008 Performance Period or 2008-2009 Performance Period Is:	Then Performance Share Percentage for such Performance Period Is:
Under 90%	0%
90%	75%
100% or higher	100%

b.	for the 2008-2010 Performance Period, the Performance Share Percentage that is determined for such Performance Period from the following table (based on the Free Cash Flow Result for such Performance Period):

If Free Cash Flow Result for 2008-2010 Performance Period Is:	Then Performance Share Percentage for such Performance Period Is:
Under 90%	0%
90%	75%
100%	100%
110% or higher	150%

If the Free Cash Flow Result for a Performance Period is between 90% and 100%, or between 100% and 110% (in the case of the 2008-2010 Performance Period), the Performance Share Percentage for such Performance Period shall be interpolated from the above table (on the basis that the Performance Share Percentage increases from 75% to 100%, and then from 100% to 150% in the case of the 2008-2010 Performance Period, on a linear basis), to the nearest one-tenth of one percent.

6.	“Target Number of Shares on Cumulative Basis” means:

for the 2008 Performance Period	Shares
for the 2008-2009 Performance Period	Shares
for the 2008-2010 Performance Period	Shares

Payment of and Conditions for Award

Except as is otherwise provided in the following parts of this Agreement, for each Performance Period the Company shall, on the first March 15 that occurs after the end of such Performance Period, distribute to the Employee a number of Shares that is determined by:

1.	first multiplying (a) the Target Number of Shares on Cumulative Basis for such Performance Period by (b) the Performance Share Percentage for such Performance Period (with the result of this clause 1 rounded to the nearest whole number of Shares); and

2.	then subtracting, from the result obtained in clause 1 above, the total number of Shares (if any) that the Company distributed to the Employee pursuant to this Agreement for any earlier Performance Period or Periods (except that the result of subtracting the number of Shares described in this clause 2 from the result obtained in clause 1 above shall not in any event be deemed to be less than zero Shares).

For each Performance Period, the Committee shall verify the Free Cash Flow and the resulting number of Shares that the Company will distribute to the Employee pursuant to this Agreement for such Performance Period within a reasonable period after the end of such Performance Period (but in no event later than the first March 15 that occurs after the end of such Performance Period).

Employment Termination Forfeiture Exception

Notwithstanding any of the provisions of the part of this Agreement that is entitled “Payment of and Conditions for Award” but subject to the following parts of this Agreement, if the Employee’s employment with the Employer terminates for any reason, other than the Employee’s retirement or disability, prior to March 15, 2011, then the Company shall not on or after the date of the Employee’s termination of employment distribute any additional Shares (beyond those, if any, distributed prior to such termination of employment) pursuant to this Agreement and the Employee shall forfeit all of the Employee’s remaining rights under this Agreement on the date of such termination of employment.

However, subject to the following parts of this Agreement, if the Employee’s employment with the Employer terminates prior to March 15, 2011 by reason of the Employee’s retirement or disability, then the provisions of the immediately preceding paragraph do not apply and, instead, the provisions of the part of this Agreement that is entitled “Payment of and Conditions for Award” shall apply in determining the extent (if any) to which and when the Company will distribute to the Employee any Shares pursuant to this Agreement.

For all purposes of this Agreement, the Employee’s employment with the Employer will be deemed to have terminated when the Employee’s status as an employee on an active employee payroll maintained by the Employer for payment and withholding purposes ends.

Also for all purposes of this Agreement, the Employee’s termination of employment with the Employer shall be deemed to occur because of “retirement” only if such employment terminates

(a) after the Employee either has both attained at least age 55 and completed at least 10 years of employment with the Employer or has become eligible for retiree medical coverage under an Employer health care plan and (b) other than by reason of the Employee’s fraud, misappropriation or embezzlement, gross insubordination, failure to perform in good faith the Employee’s assigned duties, or any other reason for which a termination of employment would be deemed for “cause” under any employment agreement between the Employee and the Employer that is in effect at the time of the Employee’s termination of employment with the Employer.

Further, for all purposes of this Agreement, the Employee’s termination of employment with the Employer shall be deemed to occur because of “disability” only if the Committee determines that such employment terminates because the Employee is unable to perform all of the duties of the Employee’s then current position with the Employer because of a physical or mental condition and that such inability to perform such duties is reasonably expected to be permanent. In order to make such a determination of the Employee’s disability, the Committee may in its discretion require that the Employee’s condition of disability at the time of such termination of employment be certified to by a physician chosen or approved by the Committee or that the Employee present evidence that the Employee has been determined by the U.S. Social Security Administration to have been disabled at the time of such termination of employment.

Special Change in Control or Death Benefit Provision

Notwithstanding any of the provisions of the part of this Agreement that is entitled “Employment Termination Forfeiture Exception” or any of the provisions of the Plan but subject to the following parts of this Agreement, if a change in control of the Company occurs (a) on or after January 1, 2011 and prior to March 15, 2011 and (b) prior to the Employee forfeiting all of the Employee’s rights under this Agreement, then, regardless of whether or not the Employee’s employment with the Company terminates after such change in control and prior to March 15, 2011, the provisions of the part of this Agreement that is entitled “Payment of and Conditions for Award” shall apply in determining the extent (if any) to which and when the Company will distribute to the Employee Shares pursuant to this Agreement for the 2008-2010 Performance Period.

Similarly, notwithstanding any of the provisions of the part of this Agreement that is entitled “Employment Termination Forfeiture Exception” but subject to the following parts of this Agreement, if the Employee’s death occurs while the Employee is still employed by the Employer (and still treated as an employee on an active employee payroll maintained by the Employer for payment and withholding purposes) and on or after January 1, 2011 and prior to March 15, 2011, then the provisions of the part of this Agreement that is entitled “Payment of and Conditions for Award” shall apply (but as if the Employee’s beneficiary were the Employee) in determining the extent (if any) to which and when the Company will distribute to the Employee’s beneficiary Shares pursuant to this Agreement for the 2008-2010 Performance Period.

In addition, notwithstanding any of the provisions of the parts of this Agreement that are entitled “Payment of and Conditions for Award” and “Employment Termination Forfeiture Exception” or any of the provisions of the Plan but subject to the following parts of this Agreement, if either a change in control of the Company or the Employee’s death occurs prior to January 1, 2011, then the Company shall, on the date of the Company’s change in control or the Employee’s death, distribute to the Employee (or, in the case of the Employee’s death, to the Employee’s beneficiary) pursuant to this Agreement a number of Shares that is equal to: (a) the Target Number of Shares on Cumulative Basis for the 2008-2010 Performance Period; less (b) the total number of Shares (if any) that the Company distributed to the Employee pursuant to this Agreement for any Performance Period or Periods that ended before the change in control of the Company or the Employee’s death (except that the result of subtracting the number of Shares described in this clause (b) from the number of Shares described in clause (a) above shall not in any event be deemed to be less than zero Shares).

For purposes hereof, a “change in control” of the Company shall have the meaning ascribed to such term under the Cincinnati Bell Inc. Executive Deferred Compensation Plan (the “Deferred Compensation Plan”), as such term is amended in order to satisfy the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

In addition, the provisions of this part of the Agreement that concern a change in control shall govern this Agreement instead of, and in lieu of, the provisions of section 15 of the Plan. The provisions of section 15 of the Plan shall not apply to this Agreement.

Beneficiary

For all purposes of this Agreement, the Employee’s “beneficiary” shall be the person or entity designated by Employee, in a writing delivered prior to the Employee’s death to the Company’s Director of Compensation and Benefits, to be the Employee’s beneficiary under this Agreement. Should the Employee die prior to designating a beneficiary, then the Employee’s beneficiary for purposes of this Agreement shall be deemed to be the Employee’s surviving spouse or, if none, the Employee’s estate.

Forfeiture Provision

Subject to the immediately following part of this Agreement, except for those Shares that the Company is required to distribute or has distributed to the Employee pursuant to the foregoing provisions of this Agreement on or prior to the earliest of the dates set forth below, all of the Employee’s rights under this Agreement, including the Employee’s rights to receive any further Shares, automatically will be forfeited upon the earliest of:

1.	March 15, 2011;

2.	the date that the Employee’s employment with the Employer terminates for any reason (other than when such termination either is because of the Employee’s retirement, disability, or death or occurs after the Company’s change in control); or

3.	the earlier of the date of the Company’s change in control or the date of the Employee’s death (except that this clause 3 shall not apply if the earlier of such dates occurs after December 31, 2010).

Effect of Employment Agreement

Notwithstanding any of the provisions of the foregoing parts of this Agreement, if the provisions of a written employment agreement between the Company and the Employee would require that the Company distribute to the Employee any Shares pursuant to this Agreement on a date that occurs on or before the date on which either the Company distributes to the Employee such Shares or the Employee’s rights under this Agreement are forfeited under the provisions of the foregoing parts of this Agreement, or would require that the Employee be deemed to be employed by the Employer until a date later than the actual date on which the Employee’s employment with the Employer terminates for purposes of determining the extent to which and the date on which either the Company will distribute to the Employee any Shares pursuant to this Agreement or the Employee’s rights under this Agreement will be forfeited, then such employment agreement provisions shall control (and shall be deemed an amendment to this Agreement and incorporated herein by reference).

Distribution of Shares and Stock Certificates

For all purposes of this Agreement, the Company shall be deemed to have distributed Shares to the Employee (or the Employee’s beneficiary) pursuant to this Agreement as of any date by transferring the ownership of such Shares on the Company’s records to the Employee (or, if applicable, the Employee’s beneficiary) on such date. Such transfer shall make the Employee (or, if applicable, the Employee’s beneficiary) the legal owner of such Shares.

Further, on or as soon as possible after any date on which the Company transfers the ownership of any Shares on the Company’s records to the Employee (or, if applicable, the Employee’s beneficiary) pursuant to this Agreement, one or more stock certificates which evidence such Shares shall be issued by the Company to the Employee (or, if applicable, to the Employee’s beneficiary).

Withholding Requirements

The Employer shall satisfy all federal, state, and local tax withholding requirements related to the Company’s distribution of any Shares pursuant to this Agreement. The Company shall satisfy such tax withholding requirements by, without any advance notice having to be given to the Employee (or the Employee’s beneficiary), either:

1.	withholding an amount sufficient to meet such requirements from any amounts payable to or with respect to the Employee by the Employer other than by reason of this Agreement;

2.	retaining Shares having a fair market value sufficient to meet such requirements from the Shares that the Company would otherwise distribute pursuant to this Agreement; or

3.	combining the methods described in clauses 1 and 2 above.

The Employer may choose the method by which such tax withholding requirements shall be satisfied, in its sole discretion.

Deferral Of Receipt of Award

Notwithstanding any other provisions hereof to the contrary, the Employee may defer the receipt of (and federal income tax on) any Shares that the Company would otherwise distribute to the Employee pursuant to this Agreement to the extent permitted under the terms of the Deferred Compensation Plan and applicable law, including the requirements of Section 409A of the Code, by following the deferral procedures set forth in the provisions of the Deferred Compensation Plan (as they are amended to satisfy the requirements of Section 409A of the Code).

In general, but subject to the terms of the Deferred Compensation Plan as amended to meet the requirements of Code Section 409A, the Employee may elect to defer the receipt of any Shares otherwise distributable for any Performance Period under this Agreement provided (a) that the Employee is eligible to participate in the Deferred Compensation Plan, (b) that Shares are not paid pursuant to this Agreement by reason of the Employee’s disability or death or a change in control of the Company that occurs (as to any such event) prior to the end of the subject Performance Period, and (c) that such deferral election is made:

1.	by June 30, 2008 as to Shares otherwise distributable for the 2008 Performance Period;

2.	by June 30, 2009 as to Shares otherwise distributable for the 2008-2009 Performance Period; or

3.	by June 30, 2010 as to Shares otherwise distributable for the 2008-2010 Performance Period.

Regulatory Compliance

Notwithstanding any other provision of this Agreement, Shares may be distributed by the Company under this Agreement at any time only upon full compliance with all then-applicable requirements of law and the requirements of the exchange upon which Shares may then be traded.

Investment Representation

The Employee represents and agrees that if the Employee is distributed any Shares at a time when there is not in effect under the Securities Act of 1933 a registration statement pertaining to the Shares and there is not available for delivery a prospectus meeting the requirements of Section 10(A)(3) of such Act:

1.	the Employee will accept and receive such Shares for the purpose of investment and not with a view to their resale or distribution;

2.	that upon such receipt, the Employee will furnish to the Company an investment letter in form and substance satisfactory to the Company;

3.	prior to selling or offering for sale any such Shares, the Employee will furnish the Company with an opinion of counsel satisfactory to the Company to the effect that such sale may lawfully be made and will furnish the Company with such certificates as to factual matters as the Company may reasonably request; and

4.	that certificates representing such Shares may be marked with an appropriate legend describing such conditions precedent to sale or transfer.

Adjustments

If, after the date of this Agreement, the common shares of the Company are, as a result of a merger, reorganization, consolidation, recapitalization, reclassification, split-up, spin-off, separation, liquidation, stock dividend, stock split, reverse stock split, property dividend, share repurchase, share combination, share exchange, issuance of warrants, rights, or debentures, or other change in the corporate structure of the Company, increased or decreased or changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another organization, then:

1.	there automatically shall be substituted for each Share that is still subject to this Agreement the number and kind of shares of stock or other securities into which each such Share is changed or for which each such Share is exchanged; and

2.	the Company shall make such other adjustments to the securities subject to provisions of the Plan and this Agreement as may be appropriate and equitable.

Notices

Any notice to the Company relating to this Agreement must be in writing and delivered in person or by registered mail to the Company at the following address, Cincinnati Bell Inc., 221 East Fourth Street, Cincinnati, Ohio 45202, Attention: Director of Compensation and Benefits, or at such other address as the Company has designated by notice.

Any notice to the Employee or other person or persons succeeding to the Employee’s interest must be delivered to the Employee or such other person or persons at the Employee’s address on record with the Company or such other address as is specified in a notice filed with the Company.

Determinations of the Committee Final

Any dispute or disagreement which arises under, as a result of, or in any way relates to the interpretation or construction of this Agreement shall be determined by the Committee. The Employee hereby agrees to accept any such determination as final, binding, and conclusive for all purposes.

Successors

All rights under this Agreement are personal to the Employee and are not transferable except that, in the event of the Employee’s death, such rights are transferable to the Employee’s legal representatives, heirs, or legatees. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns and the Employee and the Employee’s legal representatives, heirs, and legatees.

Obligations of the Company

The liability of the Company under the Plan and this Agreement is limited to the obligations set forth therein. No term or provision of the Plan or this Agreement shall be construed to impose any liability on the Company in favor of the Employee with respect to any loss, cost, or expense which the Employee may incur in connection with or arising out of any transaction in connection therewith.

No Guarantee of Employment

The granting of this Agreement to the Employee does not constitute a contract of employment and does not give the Employee the legal right to be continued as an employee of the Employer. The Employer may deal with the Employee and the terms of the Employee’s employment as if this Agreement did not exist.

Governing Law

This Agreement will be governed by and interpreted in accordance with the laws of the State of Ohio.

Plan

This Agreement is issued under the Plan, the Cincinnati Bell Inc. 2007 Long Term Incentive Plan. Except as is otherwise specifically provided herein, this Agreement is subject to all of the terms of the Plan and the provisions of the Plan shall control if there is any conflict between the Plan and this Agreement and with respect to any matters that are not addressed in this Agreement. The Plan is incorporated by reference and made a part of this Agreement.

Entire Agreement

Except for any written employment agreement that is subject to the provisions of the part of this Agreement that is entitled “Effect of Employment Agreement, (a) this Agreement and the Plan supersede any other agreement, whether written or oral, that may have been made or entered into by the Employer and the Employee relating to the Shares that are subject to this Agreement, (b) this Agreement and the Plan constitute the entire agreement by the parties with respect to such matters, and (c) there are no agreements or commitments except as set forth herein and in the Plan.

Captions; Counterparts

The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in any number of counterparts, each of which shall constitute one and the same instrument.

IN ORDER TO GRANT THIS PERFORMANCE SHARE AWARD, the Company and the Employee have caused this Agreement to be duly executed as of the dates noted below and, by signing below, agree to all of the terms of this Agreement.

EMPLOYEE:	CINCINNATI BELL INC.

By
Phillip R. Cox – Chairman of the Board of Directors

Date	Date